Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

We ask for, and expect, a great deal from everyone associated with Can B Corp., (the “Company”). We ask that you produce outstanding results and maintain high standards of business conduct. We ask that you become deeply involved with our business in its many forms. We ask that you work smart and make intelligent and rational decisions, which make the difference in our ability to be successful in our highly competitive industry. At the same time, we also ask that you, as members of this Company, act in ways that will bring credit to yourselves, your families and your associates.

The purpose of this Code of Business Conduct and Ethics (the “Code”) is to set forth the basic principles and guidelines for the employees, officers, and directors of the Company, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Employees”), and to codify standards reasonably designed to deter wrongdoing.

In addition to strict compliance with legal requirements and local customs, all Employees are expected to be guided by the principles of honesty and professionalism in the conduct of the Company’s affairs, and to comply with the policies contained, referred to, an implicit in this Code. No code of business conduct and ethics can replace the thoughtful behavior of Employees. However, such a Code can focus the board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms promptly to report unethical conduct, and help to foster an awareness of the Company’s obligations to shareholders, other Employees, customers, vendors, and the general public.

You are then responsible for compliance with this Code and, if you are a supervisor or manager, for making sure that those under your supervision know and adhere to it also. Failure to comply with the Code in any respect will result in disciplinary action, termination of employment, or other corrective action determined legally appropriate by the Company. If you are in a situation which you believe may violate or lead to a violation of this Code, a law, or Company policy, follow the guidelines described in Section 23 of this Code.

Section 1. Conflicts of Interest

To maintain the highest degree of integrity in the conduct of the Company’s business and to maintain an Employee’s independent judgment, each Employee must avoid any activity or personal interest that creates or appears to create a conflict of interest between the Employee’s interest and the interests of the Company.

When conducting Can B Corp-related activities, you must devote your undivided loyalty to the business of Can B Corp and avoid (1) any situation that might result in a conflict between your personal interests and the interests of the Company; and (2) any activity or financial interest that might reflect unfavorably on your or the Company’s integrity or high reputation in the business community. In addition, if an activity or investment would be improper for you, it may also be improper for your family members or any business controlled by you or any family member. Absent disclosure to our Legal Counsel of a particular situation which raises a conflict of interest issue to determine whether the situation may continue, you need adhere to the following principles:

●	You may not realize any personal gain or profit from the Company’s dealings with suppliers, customers or other firms or persons doing or seeking to do business or competing with Can B Corp. You should avoid situations or the receipt of favors that could interfere with your exercise of independent judgment; cause you to act other than in the best interest of the Company; or deprive Can B Corp of your undivided loyalty.

●	You may not take, for your own individual benefit, opportunities that are discovered through the use of your Company position or the Company’s property or information. You owe a duty to the Company to advance its legitimate interests whenever the opportunity to do so arises.

●	Neither you nor members of your family may have a financial interest, direct or indirect, in any firm doing business or competing with Can B Corp, if you are in a position to influence awarding of or managing the business or competition between Can B Corp and that firm, except for publicly traded shares or other securities not exceeding 2% of the outstanding shares or other securities of that company. Any question or waiver must be directed in writing to our Board of Directors and approved by the Board.

●	Neither you nor any member of your family is permitted to accept money, gifts of more than token value, substantial favors or services, or excessive entertainment, from any person or firm doing business or competing with Can B Corp. Likewise, gifts or favors that you make to any employee of another enterprise (a supplier, a customer, or any other firm) should not be of a nature or amount that could even create the appearance of a bribe, kickback, or unlawful gift. Any attempt to offer a gift of the magnitude that indicates an intent to exert improper influence must be reported promptly to the Company’s Counsel. If because of cultural or other reasons the receipt of a gift exceeding token value cannot be avoided, and/or the gift cannot be returned, the Legal Counsel must be consulted with respect to the gift’s proper disposition, and that disposition must be confirmed in writing to Counsel.

●	You are not permitted to accept outside employment that may adversely affect your relationship with Can B Corp.

●	If you have any responsibility for or knowledge of the Company’s investments in other companies, you must not make any personal investment, direct or indirect, in those companies. You are not permitted to use information obtained as a result of your relationship with Can B Corp for personal profit or as the basis for a “tip” to others unless the Company has made that information generally available to the public. For example, the purchase of real estate or leasing of acreage near property that you are aware is being considered for leasing or purchase by the Company would be a conflict and thus prohibited. In addition, you must not purchase or sell stock or other securities of Can B Corp or of any other company if because of information you learned in confidence, either directly or indirectly, as a result of your relationship with Can B Corp, you believe that the price of such stock or other security will increase or decrease. Finally, as part of the Company’s desire to avoid even the appearance of any conflict of interest, any director or executive officer or other employee designated by the Company as being subject to the obligation described in this paragraph (or any member of his or her immediate family) who is offered the opportunity to participate in any offering of securities by any person or entity with whom the Company has an investment or commercial banking or other supplier or customer relationship must notify and secure the approval for such participation from the Company’s Counsel before participating in any such offering. See also the Company’s insider trading policy.

You must report to the Company’s Legal Counsel any personal interests or circumstances that might constitute a conflict of interest, as described above, in the attached Employee Affirmation or as soon as the circumstances arise. Depending on the degree of potential conflict, appropriate action may be taken, which may include requiring you (or a family member) to divest a financial interest, to accept a new position within Canbiola or to return or to pay for gifts or other favors received. Failure to report any actual or potential conflict of interest or continuing to engage in such conduct after being advised of its impropriety, is grounds for disciplinary action, including termination.

Conflicts of interest may not always be clear-cut; thus, if you believe that any transaction or activity may constitute a conflict of interest, you should promptly consult with Canbiola’s Counsel.

Generally, a “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when an Employee takes actions (or fails to take actions) or has interests that may make it difficult to perform his or her Company work objectively and effectively. Sections 2, 3, and 4 of this Code provide specific examples of conflicts of interest. Loans to, or guarantees of obligations of, Employees and their family members may also create conflicts of interest.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your manager, or a higher level of management or member of the Company’s Legal Counsel. Any Employee who becomes aware of a conflict or potential conflict should bring it to the attention of supervisor, manager or other appropriate personnel or consult the procedures described in Section 21 of this Code.

Special Rules for Members of the Board of Directors and Executive Officers

The Board of Directors or the Audit Committee of the Board must approve a director’s or an executive officer’s direct or indirect interest in a transaction involving the Company and the director or officer and a third party.

The Board of Directors will determine on a continuing basis whether, in its judgment, a director’s relationship with other business, consulting, legal, charitable or other institutions impair his or her independence as a director.

Only the Board of Directors or the Audit Committee of the Board may grant a waiver of this Code for executive officers and directors.

Loans from the Company to directors and executive officers of the Company are prohibited in accordance with applicable federal law.

Section 2. Interest in Other Business Organizations

Employees or members of their families should not have a “significant financial interest” in any business organization that does, or seeks to do, business with the Company, or is a competitor of the Company, unless such interest has been fully disclosed in writing to the Company’s Legal Counsel, who will determine whether the Employee’s duties with the Company will require him or her to make decisions that could be influenced by such interest.

As a minimum standard, a “significant financial interest” is an aggregate interest of an Employee and family member of more than:

2% of any class of outstanding securities of the firm or corporation, or 10% interest in any partnership or association, or 5% of the total direct and beneficial assets or income of such company.

Family members include spouse, minor or adult child, stepchild, parents, stepparents, brothers, sisters, grandparents, grandchildren, in-laws and any person living in the same household.

An Employee must not conduct business on behalf of the Company with a member of his/her family, or business organization with which the Employee or family member has “significant financial interest” or is a director, officer, employee, creditor, or proprietor. An Employee whose duties bring him or her into contact with an organization that employs a family member should take appropriate precautions to avoid a potential conflict of interest or the suspicion of preferential treatment. The Employee should consult with his or her supervisor and, if necessary, disqualify himself or herself from acting on behalf of the Company.

Section 3. Gifts, Gratuities and Payments to Employees

No Employee should accept gifts, loans, favors, or entertainment, directly or indirectly, from any person, firm, or corporation doing business, or seeking to do business, with the Company, other than nominal gifts or courtesies as described further below. Gifts or loans of cash or other property, or gift certificates in any amount whatsoever, or any form of bribe or kickback, to Employees or members of an Employee’s family by existing or potential suppliers of the Company are forbidden. This policy does not prohibit either giving or receiving reasonable courtesies in the normal course of business.

In the application of this policy, Employees may accept such courtesies only if they meet all of the following criteria:

1. They are consistent with accepted business practice and in a form that is not, will not appear to be, or will not be construed as, a bribe, kickback, payoff or substantial personal benefit to the Employee.

2. They are of nominal value or intended for business use, such as datebooks, desk calendars or reasonable business meals.

3. They do not violate any applicable law, regulation or generally accepted ethical standard.

4. Public disclosure of the facts would not embarrass the Company.

The policy is not intended to eliminate participation in business-related functions and activities that occur in conjunction with seminars, exhibits, meetings and presentations, which often involve lunches, dinners and entertainment. These can be, under the proper circumstances, in the best interest of the Company. Failure to comply with this prohibition in any respect will result in disciplinary action, termination of employment, or other corrective action determined legally appropriate by the Company.

Services offered by a supplier may be accepted by an Employee when the need for the services are associated with a business relationship, and the supplier provides the service to other customers and prospects as a normal part of its business, (e.g., travel agency services). The services should generally be of the type normally used by Employees and allowable on the travel expense account.

If in doubt as to the propriety of any gift or activity, it should be cleared with Legal Counsel or the CEO. In making this judgment, the Employee must go beyond the question of whether the gift or activity would influence an Employee in any way and should consider what unfavorable appearance or interpretation might be placed on this action by a critical third party who has the advantage of hindsight.

Section 4. Corporate Opportunities Converted to Personal Benefit

As a Can B Corp employees, we are obligated to place Can B Corp’s interests in any business transaction ahead of any personal interest or personal gain to the individual employee (and, for purposes of this policy, to the employee’s spouse, family member, roommate, friend or other individual). Each employee is under an affirmative obligation to bring to the attention of his or her supervisor, Legal Counsel or the CEO or CFO any situation that is an actual, alleged or even potential conflict of interest.

Employees are prohibited from taking for themselves personally any business opportunities that are discovered or learned through the use of corporate property, information or position without the consent of the Board of Directors. No Employee may use corporate property, information, or position for personal gain, and no Employee may compete with the Company directly or indirectly. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Section 5. Fair Dealing with Customers, Suppliers, Competitors and Others

Employees who make or are involved in making business decisions for the Company must do so using consistent and unbiased standards. We seek to outperform our competition fairly and honestly by gaining competitive advantages through superior performance, and each Employee should deal fairly with the Company’s customers, suppliers, competitors and Employees.

Section 6. Company Records and Preservation of Assets

Accurate and auditable records of all Company financial transactions must be maintained in conformity with generally accepted accounting principles and local requirements.

Employees are responsible for safeguarding and preserving Company assets and properties under their control. Employees are also responsible for providing an auditable record of financial transactions related to the use of these assets. No “off-the-books” funds (e.g., side cash funds, reserves or allowances) or transactions that are not documented in the Company’s regular accounting system are permitted. Guidelines are as follows:

1. The use of Company funds or assets for any improper or unlawful purpose is prohibited. Improper purposes include the use of Company time, materials, assets or facilities for purposes not related directly to the Company’s business, or the removal or borrowing of the Company’s property without permission.

2. All assets, liabilities, revenues, expenses and transactions must be accurately reported on the books of the Company, in accordance with the Company’s accounting procedures.

3. No false or misleading entries may be made in the books and records of the Company.

4. No undisclosed or unrecorded fund or asset of the Company may be established or maintained for any purpose.

5. No payment on behalf of the Company may be approved or made with the intention or understanding that any part of such payment is being made for any purpose other than that described in the documents supporting such payment.

Dishonest reporting or failure to disclose information that by law or by contract must be disclosed is strictly prohibited by this Code and will not be tolerated. Violation of these guidelines may lead not only to termination of employment, but could also lead to civil or criminal liability or monetary damages for Employees or the Company.

Section 7. Proprietary or Confidential Information

You must not disclose any Company confidential or proprietary information, or confidential information entrusted to you by the Company’s customers, to anyone outside the Company, except when disclosure is authorized by the Company’s Legal Counsel or required by laws or regulations. Furthermore, such information is to be used only in the Company’s business. These obligations apply whether or not you developed the information yourself. You should also limit the disclosure of proprietary information within the Company to those Employees with a “need to know.”

Proprietary or confidential information subject to the foregoing restriction on disclosure includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, such as information of the type contained in patents, copyrights or trademarks, or held as trade secrets. It also includes the business, financial, marketing and service plans associated with products; designs, engineering and manufacturing ideas, know-how and processes; Company business and product plans with outside suppliers and customers; manufacturing performance data; unpublished financial data and reports; information pertaining to acquisition and divestiture plans, directional strategy, and competitive position; product test results; a variety of internal data bases; and personnel and salary information.

Section 8. Compliance with Laws, Rules and Regulations

The Company’s goal is to comply with the spirit and letter of the laws, rules and regulations that apply to our business, and also to endeavor to abide by the highest principles of ethical standards and honor. This means obeying the law, both in letter and in spirit. All Employees must respect and obey the governmental laws, rules and regulations of the cities, states and countries in which we operate. Although not all Employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Section 9. Public Communications

All disclosures in reports and documents that the Company files with the U.S. Securities and Exchange Commission (the “SEC”), as well as all other public communications made by the Company, should be complete, fair, accurate, timely and understandable.

Section 10. Insider Trading

On occasion, Employees of the Company come into possession of non-public information concerning the Company and its affairs. This information about the Company comes to us so that we can do our jobs better, not so that we can benefit personally by using inside information in the stock market. Disclosure of material non-public information is against Company policy and knowledge of such information may not be used under any circumstances for the Employee’s personal benefit in the stock market. Failure to observe these rules could potentially expose an Employee to civil or criminal penalties. Material information means: “any information concerning the Company that is not yet public knowledge, but that, if publicly known, could reasonably be expected to affect the price of the Company’s stock, or is likely to be considered important by a reasonable investor.” The Employee’s responsibilities are twofold under SEC rules:

1. Employees cannot buy or sell Can B Corp, Inc. stock at any time when he or she has material information about the Company that is not known to the investing public.

2. Employees cannot tip off others to buy or sell Can B Corp, Inc. stock on the basis of his or her material information that is not known to the investing public.

Similar restrictions apply to trading in the stock of other companies on the basis of non-public information an Employee may learn in the course of his or her employment at the Company.

Limitations on use of information obtained as a result of employment for personal gain is not limited to transactions involving stock. For example, the purchase of real estate near property that an Employee knows is being considered for purchase by the Company constitutes a conflict of interest.

Employees are referred to the Company’s Insider Trading Policy for additional rules and explanations.

Section 11. Gifts, Gratuities and Payments by the Company

All customer relations are maintained on the fundamental premise that our business efforts are based on quality and performance at an agreed price. Accordingly, Employees are prohibited from attempting to promote the Company and its business offerings, or to gain improper concessions for the Company by giving any bribe, kickback, payment, gift, loan or special favor to customers, except casual entertainment or items of nominal value. Any form of indirect payment also is prohibited under this policy. A legitimate use, however, of accepted business techniques, such as employment of a reputable, independent commissioned agent, is proper if done in accordance with established Company policies and procedures and under terms by which the agent is expected to adhere to the similar policies prohibiting improper payments or actions.

Gifts, favors and entertainment may be given to others at Company expense only if they meet all of the following criteria:

1. They are consistent with accepted business practices and in a form that is not, will not appear to be, or will not be construed as, a bribe, kickback, payoff or substantial benefit.

2. They are of nominal value or intended for business use such as datebooks, or desk calendars.

3. They do not violate any applicable law, regulation or generally accepted ethical standard of the locale.

4. Public disclosure of the facts would not embarrass the Company.

5. The cost is allowable under the applicable expense account policy.

The recipient’s policies regarding such gifts, favors and entertainment should be respected.

Business gifts, loans or favors to U.S. federal, state, or municipal employees are strictly forbidden. Business gifts or favors to overseas customers must conform to the Foreign Corrupt Practices Act, local law, and Company policy. The Company’s Foreign Corrupt Practices Act policy is articulated in a separate document and is specifically referenced herein.

The Company adheres to the letter and spirit of the Foreign Corrupt Practices Act. This Act prohibits giving money or items of value to foreign officials for the purpose of obtaining or retaining business from a foreign government or influencing foreign legislation or regulations. The Foreign Corrupt Practices Act further prohibits giving money or items of value to any person or firm where there is reason to believe that it will be passed on to a government official for this purpose. The law also requires that accurate records and accounts be maintained in reasonable detail and prohibits the establishment of off-the-books corporate slush funds. The Foreign Corrupt Practices Act has severe penalties, including fines and imprisonment. All matters pertaining to this statute must be coordinated with the Company’s CFO and legal counsel.

Section 12. Political Contributions

Contributions by the Company to federal candidates, political parties, or political causes must be made in accordance with federal or state law as then in effect. State and local laws often prohibit and restrict contributions by corporate organizations. It is Company policy that no contributions may be made at the state or local level that do not comply with applicable law and without the written approval of the Company’s legal counsel. Laws regarding foreign contributions vary by country and no contributions may be made except in compliance with applicable law, and with written approval of the Company’s legal counsel.

The Company encourages its Employees to become involved in civic affairs and to participate in political activities. Employees must recognize, however, that their involvement and participation must be on an individual basis, on their own time, and at their own expense. Employees may not use any Company facilities, such as supplies, telephones, copy machines, or Company letterhead in connection with political activities, candidates or parties.

Unless specifically directed by the Company, when an Employee speaks on public issues, it must be clear that the comments or statements made are those of the individual and not those of the Company.

Section 13. Non-Discrimination and Non-Harassment

It is the policy of the Company that all Employees should be able to work in an environment free from all forms of unlawful discrimination and harassment. The Company strives to comply fully with all applicable local, state and federal US laws for its US operations and applicable local laws and customs in other countries and to manage its human resources and business operations in ways that promote equitable and respectful treatment of Employees and expects all Employees to follow this practice. Personnel decisions such as compensation, benefits, transfers, layoffs, return from layoffs, training, company-sponsored education, tuition assistance, social and recreation programs will be administered without discrimination. Only valid job requirements will be imposed for promotional opportunities

Sexual or other unlawful harassment by any Employee(s) also is inconsistent with our obligation to provide all Employees with a nondiscriminatory work environment in the US. It is also a violation of US law. The Company will conform with the laws of other locales in which it operates. The Company will not tolerate any unlawful harassment, whether by an Employee toward another, by an Employee toward a customer or a supplier or by a customer or a supplier toward an Employee.

Employees of the Company are expected to know and follow the Company’s Whistleblower policies. Copies of these policies are available in the Employee handbook. Reports of violations should be directed to the Company’s legal counsel for prompt investigation and appropriate corrective action. The Company’s policies prohibit retaliation against any Employee who raises a complaint in good faith.

Section 14. Substance Abuse

The unlawful possession, use, dispensation, distribution, or manufacture of a controlled substance is prohibited within any Company office or facility. Employees who fail to comply with this policy will be terminated.

Section 15. Electronic Communications

All data that is composed, transmitted or received via the Company’s computer communications systems may be considered to be part of the official records of the Company and, as such, may be subject to disclosure to law enforcement or other third parties. Consequently, Employees should always ensure that the information contained in e-mail messages and other transmissions is accurate, appropriate, ethical and lawful.

Computers, computer files, voice mail, the e-mail system, Internet access, and software furnished to Employees are the Company’s property intended for appropriate business use. Employee use of this equipment and systems may be monitored at any time at the Company’s discretion and is subject to the following requirements:

All software provided by the Company must be used in accordance with the software license agreement of the vendor. Illegal duplication of software and its related documentation is prohibited.

An Employee’s personal software, unauthorized, and undocumented software may not be used on Company equipment or otherwise be accessible for use by Employees.

Willful unlawful infringement of a copyright and willful unlawful violation of a software license are prohibited and may expose the Company and the Employee to substantial damages, including criminal penalties.

All use of Company electronic communications equipment and Internet access must be consistent with Company policies, including without limitation policies referenced in this Code.

Information maintained in, or distributed through, Company electronic communications equipment must be consistent with Company policies, including without limitation policies referenced in this Code.

Only authorized Employees may establish or modify Company web sites or access records, files, or equipment of others.

Section 16. Environmental Responsibilities

The Company recognizes the importance of protecting our natural environment and conserving natural resources. The Company is committed to its Employees, customers and the public to operate its business in a manner consistent with environmental stewardship and in compliance with all environmental laws of the locale in which we are operating.

Section 17. Compliance with Antitrust Laws

The objective of U.S. antitrust laws, state antitrust laws, and the antitrust laws in certain countries where the Company does or may do business is to promote vigorous competition in open markets. Violation of U.S. antitrust laws is a serious offense and can result in criminal and/or civil penalties for business entities or imprisonment and/or fines for individuals. An individual who willfully violates the antitrust laws will receive no protection from the Company. Failure to comply with the antitrust laws in any respect will result in disciplinary action, termination of employment, or other corrective action determined legally appropriate by the Company.

Generally speaking, antitrust laws of the United States prohibit agreements, understandings or actions whether oral or written, tacit or explicit, which unreasonably restrain trade. Among the activities found to be clear violations of the law regardless of the intentions of the parties involved (“per se” violations) are any agreements or understandings among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate customers, product, territories, or markets; or to control, limit or reduce production or sales. Such agreements are against public policy and against the policy of the Company.

Relations with Competitors

The antitrust laws prohibit any understanding whatsoever between competitors with respect to price or any element of price (such as discounts or credit terms), including price stabilization. Thus, agreements between competitors to adhere to a specific formula for the determination of price, to restrict production, or to communicate with each other with respect to their prices are just as unlawful as an agreement regarding price itself.

In this regard, Employees must not:

1. Engage in any discussions of such matters with representatives of other companies.

2. Exchange information with competitors relating to prices or other terms or conditions of sale.

3. Attend a meeting with a competitor at which such matters are likely to be discussed.

The Company’s relationships with its customers are also subject to a number of antitrust statutes aimed at protecting its customers.

(a) Restrictive Agreements. The antitrust laws prohibit all understandings or agreements that unreasonably restrain trade. In addition to the per se violations outlined above, which are considered unlawful by themselves without specific proof as to their effect, there are certain types of agreements between sellers and buyers which, while not unlawful by themselves, fall into a danger zone. They should not be considered or consummated without prior consultation with the Company’s legal counsel.

(i) Refusals to Deal. A company generally has the right to select the customers with which it chooses or refuses to do business. However, this is a right which must be exercised by the company alone without consultation with any other outside party.

(ii) Resale restrictions. A basic tenet of the law is that a purchaser of a product has the right to do with it as he chooses without restriction by the seller; thus, an agreement or understanding by the seller and customer with respect to the prices at which the customer will resell the product violates antitrust laws. Restrictions on the area in which resales can be made can also cause serious problems.

(iii) Tying Arrangements. Any arrangement under which a seller having a substantial market position in one product coerces a customer to take a product the customer does not want as a condition for the sale of another product it does want constitutes a “tie-in” sale. Such arrangements should be regarded as per se unlawful and strictly avoided. The commingling in a bid of two products where the commingled price is different from the price of the two articles purchased separately should receive legal review. “Teaming” arrangements, by which the Company and another party cooperate in making a bid to a customer, are not unlawful but should also be reviewed in advance by the Company’s legal counsel.

(b) Discrimination in Pricing. The Robinson-Patman Act prohibits sales of products of like grade and quality at different prices to competing customers where the effect may be to injure competition. To determine whether a Robinson-Patman problem exists, an Employee should ask initially whether the Company has made sales (i) at different prices; (ii) within a reasonably contemporaneous period; (iii) of products of like grade and quality; (iv) to customers who were using or reselling the product in substantially the same competitive market. The Robinson-Patman Act is also applicable to purchasers. It is unlawful to procure a price from a supplier on the basis that the supplier must meet a competitive price which has not actually been offered by another supplier.

Relations with Suppliers

Reciprocal Dealing. The antitrust laws make reciprocal buying and selling illegal where a purchaser with substantial buying power intentionally uses that power as a lever to make sales of its products to its suppliers. The law does not prohibit our purchasing products from companies that purchase from us. It does prohibit any understanding or agreement, whether written or oral and whether expressed or implied, that purchases by one party are contingent upon purchases by the other.

International Transactions. Certain U. S. antitrust laws also apply to international operations and transactions related to imports to, or exports from, the United States. Moreover, the international activities of the Company could be subject to antitrust laws of foreign nations or organizations such as the European Economic Community.

As with other complex laws, it is important that legal advice be sought on any questions regarding antitrust matters, particularly before entering into any agreement, understanding or arrangement.

Section 18. Compliance and Discipline

Failure to comply with the standards contained or referenced in this booklet will result in corrective action that may include disciplinary action, termination, referral for criminal prosecution, requirement to reimburse the Company for any losses or damages or other measures determined appropriate by the Company. If an Employee is charged with a violation of this Code, the matter normally will be dealt with in a manner consistent with any grievance procedure or complaint resolution process applicable in the Employee’s worksite.

Section 19. Certification

At least annually, Company personnel in sensitive positions must complete a certification/questionnaire affirming their commitment to the Code of Business Conduct and Ethics and disclosing violations of the Code. Completion of this questionnaire will be requested by the Chief Executive Officer of Canbiola, Inc. and a report of responses will be made to the Board committee designated with overseeing and enforcing this Code.

The annual questionnaire does not relieve Employees of the continuing obligation to disclose relevant information immediately and, whenever possible, in advance of any proposed action.

Section 20. Waivers of the Code of Business Conduct and Ethics

This Code has been adopted by the Company’s Board of Directors and it applies to all employees, officers and directors of the Company. Any waiver of this Code, including any waiver with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, may be made only by the Company’s Board of Directors or a Board committee designated with overseeing and enforcing this Code. Any such waiver approved by the Board or committee will be promptly disclosed to shareholders in compliance with the relevant rules issued by NASDAQ and the SEC.

Section 21. Problem Solving

While this Code aims to provide answers to Employees, it is impossible to address all possible problems. Often a question presented to an Employee will not have a clear-cut answer and may present difficult choices. As a result, the Company encourages Employees to use the following steps to solve problems regarding policy:

1.	Obtain all the facts.

2.	Determine what specifically you are being asked to do.

3.	Clarify your responsibility and whether others should be involved.

4.	Ask yourself: Is it legal?

5.	Also ask yourself: Even if it is legal, is it appropriate?

6.	Discuss the problem with your supervisor or any other person identified in the “Seeking Advice” section.

Section 22. Seeking Advice/Reporting any Illegal or Unethical Behavior

The Company wants to make sure that all Employees fully understand the Company’s Code of Business Conduct and Ethics and are able to seek advice. Employees are encouraged to ask questions and seek advice before acting, rather than after.

If you are unsure of what a policy requires of you, if you are concerned that the Company may be in violation of the law, or if you feel that a Company policy is being violated, you should seek advice from your supervisor. If you are uncomfortable raising a question about policy with your supervisor, or if you are not satisfied with the resolution by your supervisor, you may contact the Company’s President. If your question or concern relates to accounting, internal accounting controls or auditing matters, contact the Chairman of the Audit Committee of the Company’s Board of Directors.

Disciplinary action will be taken against any Employee who retaliates, directly or indirectly, or encourages others to do so, against an Employee who reports a violation or suspected violation of the Company’s Code of Business Conduct and Ethics. The Company wants Employees to communicate concerns or report misconduct without fear of retribution. It is your responsibility to report misconduct if you become aware of it.

Section 23. Administration of the Code of Business Conduct and Ethics

The Board of Directors shall be responsible for the administration and enforcement of this Code, but may delegate responsibility for administration of the Code to a committee of the Board. The Board (or a Board committee designated with overseeing and enforcing this Code) shall take reasonable steps to monitor and audit compliance with the Code, including establishment of monitoring and auditing systems reasonably designed to detect violations of the Code by Employees. The Board (or a Board committee designated with overseeing and enforcing this Code) shall periodically review the Code and recommend changes when desirable or necessary to (i) ensure continued compliance with applicable rules and regulations, and (ii) make certain that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.

No amendments or changes to the Code shall be made by anyone other than the Board of Directors of the Company (or a Board committee designated with overseeing and enforcing this Code). Amendments to this Code shall be publicly disclosed in compliance with rules of the American Stock Exchange and applicable law, rule and regulation.

A copy of the most up-to-date version of the Code shall be posted at all times on the Company’s website and intranet, and the Company’s Internet address and the fact that the Company has posted this Code on its website will be disclosed in the Company’s annual report. In addition, a copy of the most up-to-date version of the Code will be made available in print to any Company shareholder who requests it, and this availability of the Code will be stated in the Company’s annual report.

Section 24. Non-Exclusivity

This Code of Business Conduct and Ethics is not the exclusive set of policies and procedures of the Company. You are expected to comply with all policies and procedures applicable to you, whether or not set forth or referenced in this Code. Further, remedies for non-compliance with this Code of Business Conduct and Ethics are not exclusive and references to possible actions set forth herein shall not limit the Company’s options in addressing non-compliance. Mention of a remedy upon a failure to comply in any one instance shall not limit the applicability of all remedies to all circumstances of noncompliance.

EMPLOYEE AFFIRMATION

I have read and understand the Code of Business Conduct and Ethics. I will take appropriate steps to ensure effective compliance, including by individuals under my supervision, with the Code of Business Conduct and Ethics, all applicable laws and relevant Company policies. I am personally in compliance and I am not aware of violations by others. If I am aware of or have a concern about a possible violation of the Code of Business Conduct and Ethics, Company policy or the law, whether by me or by any other employee, I will report my information or concern directly to the Legal Counsel of the Company.

Signature	Date

___________________________

Print name

Please return to: ________________________________

Foreign Corrupt Practices Act

Official Policy Statement

Can B Corp. (“Can B Corp” or the “Company”) has in the past and may in the future engage in its operations and activities outside the United States in complete compliance with the letter and spirit of the Foreign Corrupt Practices Act (the “FCPA”). No Company officer, employee, or agent has the authority to offer payments to a foreign official to induce that official to affect any government act or decision in a manner that will assist the Company, or any of its subsidiaries or divisions, to obtain or retain business. Furthermore, every officer, employee and agent is obligated by Company policy and federal law to keep books, records and accounts that accurately and fairly reflect all transactions and disposition of Company assets.

General Policy

All employees must conduct business in a way which will assure compliance with the FCPA, a United States law that prohibits giving money or any other thing of value to a foreign government official with the intention of corruptly influencing the official’s actions. No payments will be authorized, offered or made, nor gifts or anything of value be promised, directly or indirectly, to any foreign official, political party or official of that political party, or to any candidate for political office, which is intended to corruptly influence an official act or decision of such a person. Every Canbiola employee, agent and contractor must properly account for the use of Canbiola funds and assets. Further, Canbiola will take appropriate steps in its international activities, including accounting practices, contract provisions and training, to assure that its employees, agents, contractors and partners will assist Canbiola in meeting its responsibilities under the FCPA. Failure to comply with this policy may subject a Canbiola employee to discipline approved by the Chief Executive Officer.

Responsibilities

Any Can B Corp employee having information, knowledge or belief of the commission of any act prohibited by this policy, or any solicitation to engage in any such prohibited act, must report it immediately to the Chief Executive Officer or the Chief Financial Officer. In cases of uncertainty as to the applicability of the FCPA or this policy concerning any potentially prohibited act, advice should be sought from the Chief Financial Officer.

Subject to direction from the Chief Executive Officer, Canbiola’s Chief Financial Officer is responsible for devising and maintaining a system of internal accounting controls to assure compliance with the FCPA and this policy. He is also responsible for making and keeping books, records and accounts which accurately and fairly reflect the financial transactions and disposition of the assets of the Company.

Audits of Can B Corp books and records will be conducted by the internal audit function within the Company. Periodic independent audits of Can B Corp books and records will be conducted by outside auditors not less frequently than once each year. Among other objectives, these audits will evaluate Can B Corp compliance with the FCPA. The term “foreign official” means any officer or employee of a foreign government or any department, agency, or instrumentality of that foreign government, or any person acting in an official capacity for or on behalf of such government, department, agency, or instrumentality. The term “foreign official” also includes a member of the immediate family of a foreign official.

Payment to foreign officials to expedite or secure the performance of a routine governmental action as permitted under section 78dd-1(b) of the FCPA may be made only with the express prior approval of the Chief Executive Officer or the Chief Financial Officer.

It is critical that all employees be aware that payments to agents may inadvertently amount to FCPA violations and must take care to assure that they do not inadvertently get caught in an FCPA violation.

Some “Red Flags” That Could Indicate That Payment To An Agent May Involve A Violation Of The FCPA Include:

●	An agent who insists on anonymity;

●	An agent who insists on payment by cash, the use of false invoices, that payment be made in a third country, etc.;

●	The commission requested by the agent is substantially above the market rate;

●	The agent states that money is needed to “get the business” or “make the necessary arrangements.”

Employee Certification

I, _____________, in my capacity as ______________ of Can B Corp., swear under the pains and penalties of perjury that:

1.	I have read the Company’s policy on the FCPA and have no questions concerning its provisions, its application, its purpose, or its intent.

2.	I have not engaged during the previous year in any action that would amount to a covered transaction under the FCPA nor have I ordered or suggested that any other employee or agent or consultant of the Company engage in any action that would amount to a covered transaction under the FCPA.

3.	I am not aware of any other employee, consultant, or agent of the Company that has committed an act that would be covered under the FCPA, nor am I aware of any other instance that may be construed as a violation of the FCPA.

4.	I have no reason to believe that any third party whom I have dealt with during the past year has had intent to evade the prescriptions of the FCPA or has in fact violated the FCPA.

5.	I am aware that there are significant penalties for violations of the FCPA, including criminal penalties.

By:

Employee

I have reviewed the foregoing with the employee and have personally witnessed the employee’s execution of this certification.

By:
Authorized Officer